EXHIBIT 99.1

To Our Shareholders:

I am pleased to announce that Southern Michigan reported net income of $702,000, or $.30 per share, for the first quarter of 2010. Our results mark the fourth consecutive quarterly profit following the first quarter of 2009 when Southern incurred a net loss of $271,000, or $.12 per share.

Although we are pleased with our continued trend of stronger and more stable core earnings, the uncertain economic environment, both regionally and nationally, warrants caution even though signs of improvement are beginning to appear. Southern's financial performance is especially noteworthy when compared with our peers in Michigan and throughout the Midwest, but still not to the level we desire and are working to attain.

Southern's financial and overall earnings strengths are attributable to a number of factors encompassing disciplined credit underwriting and risk management practices, effective management of the balance sheet, and a continued focus on capital preservation.

Non-performing loans totaled $6.4 million at March 31, 2010, representing a decrease of $1.2 million, or 16 percent, from $7.6 million at year-end 2009. Improvements in overall asset quality enabled us to reduce our provision for loan losses to $200,000 for the first quarter of 2010 compared to $1.45 million for the same period last year. Our allowance for loan losses at March 31, 2010 totaled $5.94 million, or 1.83 percent of loans, compared with an allowance level of 2.07 percent of loans at the end of the first quarter of 2009. Loan charge-offs for the first quarter this year declined by 80 percent to $331,000 as compared to last year's first quarter total of $1.66 million.

Our balance sheet management strategies contributed to a first quarter 2010 net interest margin of 4.07 percent, a slight increase over last year's first quarter margin of 4.04 percent. Southern's net interest margin still ranks highly among our Michigan peers and among community banks throughout the region. The improvement in our margin is noteworthy during this period of historically low interest rates and high levels of non-performing assets. Our disciplined loan underwriting and prudent deposit pricing strategies are major components of margin improvement. In addition, we continue to take advantage of balance sheet restructuring opportunities and have proactively worked with borrowers to mitigate potential problems that could add to non-performing loans and eventually Other Real Estate (ORE) totals.

Capital strength remains a vital gauge of financial performance and viability, especially when applied to the community banking industry. As of March 31, 2010, total shareholders' equity exceeded $46 million. For Southern Michigan Bank, Tier 1 capital was 11.51 percent of risk weighted assets at quarter-end while the total risk-based capital ratio was 12.77 percent. Both ratios are comfortably above regulatory minimums. Southern's quarterly dividend rate of $.05 per share remains intact, which sharply contrasts with continued reductions in, or the elimination altogether of, dividends among many of our peers. As our financial performance improves and greater certainty emerges within regulatory and economic environments, we will continue to evaluate alternative dividend payment options and strategies.

Finally, I would like to briefly comment about several topical issues pertaining to proposed regulatory changes that will affect all banks. Most unfortunate is that community banks, like Southern, are being lumped together with large Wall Street firms as perpetrators of many of the current economic hardships with which we are all dealing. Our management team and directors are proud of the role Southern plays in sustaining and improving the financial health of all the communities it serves. The strength, stability and sustainability of Southern and other community banks relies on commitment and loyalty of local communities and customers. That commitment and loyalty is returned in kind which enables us to be the kind of financial institution you expect us to be.

Your continued support is appreciated.

Sincerely,

/s/ John H. Castle

John H. Castle
Chairman and Chief Executive Officer